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                                                                    EXHIBIT 10.2

                               CC OPTION AGREEMENT

         This CC OPTION AGREEMENT is made as of the 30th day of September, 2002, between ASSET ACCEPTANCE HOLDINGS LLC, a Delaware limited liability company ("Holdings"), and RUFUS H. REITZEL, JR. ("Reitzel").

                                    RECITALS

         Pursuant to that certain Asset Contribution and Securities Purchase Agreement dated as of September 30, 2002 (the "Contribution Agreement"), at the closing thereunder (the "Closing"), the membership interests in certain limited liability companies, including Consumer Credit LLC, a Delaware limited liability company ("CC LLC"), which holds the assets and liabilities relating to the business of making and servicing consumer loans and mortgages, issuing credit cards and financing sales of consumer products (the "CCC Business") were contributed to Holdings. Reitzel is a shareholder of Consumer Credit Corp., a Michigan corporation, which prior to the contribution to Holdings held all of the membership interests in CC LLC. Following the Closing, Reitzel was employed as the Chief Executive Officer of Holdings.

         Holdings and Reitzel desire to set forth herein the terms and conditions under which Reitzel or such entity that is controlled by him and in which he owns more than a majority of the equity interests shall have a limited option to purchase the CCC Business in the event of termination of his employment with Holdings.

         NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, the parties hereto agree as follows:

         1. Option. Subject to the terms and conditions set forth herein, for a period of ninety (90) days following the effective date of termination (the "Termination Date") of his employment with Holdings and its subsidiaries for any reason or by Reitzel for Substantial Breach (as defined in the employment agreement, if any, between Reitzel and Holdings, or in the absence of an employment agreement, in Holdings' operating agreement), Reitzel shall have the option on the terms and conditions set forth in this Agreement to purchase the CCC Business (the "Option").

         2. Exercise. Reitzel's entitlement to exercise the Option shall be subject to obtaining the consent of the lenders under the Company's senior credit facility. In order to exercise the Option, Reitzel must give written notice to Holdings no later than 5:00 p.m. Detroit time on the 90th day following the Termination Date (the "Exercise Period") of his exercise of the option and setting the date for closing of the purchase which shall be no later than the earlier of (i) 150 days after the date notice of exercise is given and
(ii) 90 days after the Termination Date (the "Expiration Date"). If Holdings does not receive notice of exercise during the Exercise Period or the purchase does not close, other than by reason of action or inaction on the part of Holdings, on or before the Expiration Date, the Option shall expire and be of no further force or effect; provided that if notice of exercise is timely given, the period during which the purchase must close will be extended up to thirty
(30) days if the parties are proceeding in good faith toward closing.

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         3. Form. The purchase of the CCC Business shall be effected by either sale of all the membership interests in CC LLC or assignment of the assets comprising the CCC Business to Reitzel or such entity that is controlled by him and in which he owns more than a majority of the equity interests. The documents and instruments to effect the transaction shall contain such representations, warranties, covenants and indemnities as shall be negotiated by the parties giving effect to the relative relationships of Holdings and Reitzel with respect to the operations of the CCC Business at such time.

         4. Purchase Price. The purchase price shall be the greater of (i) the Gross Collections of the CCC Business during the twelve months ended on the last day of the calendar month concurring with or immediately preceding the Termination Date and (ii) two times the Tangible Book Value of the CCC Business as of the last day of the calendar month concurring with or immediately preceding the Termination Date. Gross Collections means total net payments received on Consumer Credit Accounts (as that term is defined in the Contribution Agreement) collected by CCC. Tangible Book Value means all of the assets (other than goodwill resulting from the transactions consumated at the Closing under the Contribution Agreement) minus all liabilities of the CCC Business.

         5. Payment. At the closing of the purchase, Reitzel shall pay the purchase price by wire transfer of immediately available funds.

         6. Termination. This Agreement shall terminate upon foreclosure on the business or assets of CCC by the banks under the Senior Credit Facility as that term is defined in the Amended and Restated Limited Liability Company Agreement of Asset Acceptance Holdings LLC dated as of September 30, 2002.

         7. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

         8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto.

         9. Notice. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by nationally recognized overnight delivery service, (ii) transmitted by facsimile or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

         (a)      If to Holdings, to:

                           Asset Acceptance Holdings LLC
                           c/o Quad-C Management, Inc.
                           230 East High Street
                           Charlottesville, Virginia 22902
                           Attention: Anthony R. Ignaczak
                           Facsimile No.: 434-979-1145

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                  with a copy to:

                           McGuireWoods LLP
                           One James Center
                           Richmond, Virginia 23219
                           Attention: Leslie A. Grandis
                           Facsimile No.: 804-775-1061

         (b)      If to Reitzel, to:

                           Rufus H. Reitzel, Jr.
                           83 Shadow Lane
                           Lakeland, Florida 33813
                           Attention: Rufus H. Reitzel, Jr.
                           Facsimile No.: 863-648-0166

                  with a copy to:

                           Dykema Gossett PLLC
                           400 Renaissance Center
                           Detroit, Michigan 48243
                           Attention: J. Michael Bernard, Esq.
                           Facsimile No.: 313-568-6832

         Notice pursuant hereto shall be deemed given (i) if delivered personally, when so delivered, (ii) if given by nationally recognized overnight delivery, one business day after delivery to the delivery service for next business day delivery, (iii) if given by facsimile, when transmitted to the facsimile number set forth above, when so transmitted if transmitted during normal business hours at the location to which it is transmitted or upon the opening of business on the next Business Day if transmitted other than during normal business hours at the location to which it is transmitted and (iv) if given by mail, on the third business day following the day on which it was posted.

         9. Amendment. This Agreement may be amended, modified or supplemented at any time by the parties hereto. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

         10. Extension; Waiver. At any time either party to this Agreement may extend the time for the performance of any of the obligations of the other party hereto or waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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         11. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

         12. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Michigan without regard to any laws or regulations relating to choice of laws (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed.

                                            ASSET ACCEPTANCE HOLDINGS LLC

                                            By: _______________________________
                                            Name: Nathaniel F. Bradley IV
                                            Title: President

                                            ____________________________________
                                            Rufus H. Reitzel, Jr.

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